                                                                    Exhibit 10.8


                   FORM OF INCENTIVE COMPENSATION AGREEMENT


THIS AGREEMENT is made as of _________, 1999, by and among CenterPoint Advisors, Inc., a Delaware corporation ("CenterPoint"), [Founder/CenterPoint Advisors, Inc.], a ________ corporation (the "Company"), and the persons listed on Exhibit A attached hereto (as such Exhibit is amended in accordance with the terms hereof, the "Participants").

WHEREAS, an entity or entities in which the Participants own, directly or indirectly, all of the equity or membership interests has entered into a Merger Agreement dated as of March 31, 1999 by and among the parties hereto (the "Merger Agreement"), whereby such entity or entities has agreed to merge with one or more subsidiaries of CenterPoint;

WHEREAS, the Participants will occupy a position of trust and confidence with the Company after the date of this Agreement and during the period of this Agreement will become familiar with the Company's proprietary and confidential information;

WHEREAS, the agreements and covenants contained herein are essential to protect the Company and its goodwill and CenterPoint would not complete the transactions contemplated by the Merger Agreement without the rights and protection that this Agreement provides with respect to proprietary and confidential information and post-termination restrictions;

WHEREAS, the parties' obligation to consummate the transactions contemplated by the Merger Agreement is subject to the condition that the parties hereto execute and deliver this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services; Authority. Each Participant, severally and not jointly, promises to perform and discharge in a manner deemed adequate by the Committee such duties as may be assigned by the Committee from time to time and to comply with all policies and procedures established by the CenterPoint Board of Directors in effect from time to time; provided, however, that such policies and procedures shall not be materially inconsistent with the delegation of authority contained in this Agreement. Each Participant shall obtain and maintain such licenses, credentials or other certifications required to perform his or her services for the Company. The Company shall reimburse each Participant for all direct costs incurred to maintain such licenses, credentials or certifications.

     The Committee shall have general control of and responsibility for ordinary course, day-to-day operations of the Company, including (i) acceptance, management and termination of client and prospective client relationships, (ii) client billing and collection, (iii) staffing, quality control and the management of professional engagements, (iv) hiring, retention, training, compensation, benefits and other similar matters concerning personnel, (v) business development and marketing, (vi) management of facilities and equipment and (vii) establishing policies and procedures to implement the foregoing.

Such operations shall be conducted in compliance with applicable laws as well as the annual budget developed by the Committee and CenterPoint. Such operations shall be conducted consistent with generally applicable policies and procedures established by CenterPoint's Board of Directors not materially inconsistent with the delegation of authority contained in this Agreement; provided that any such policy or procedure that modifies the aggregate benefits provided to employees under any employee benefit program in place as of the date hereof must be approved by the affirmative vote of two-thirds of the members of CenterPoint's Board of Directors. For so long as this Agreement is in force and effect, CenterPoint and the Company acknowledge and agree that the power and authority of the Company's directors and officers to manage the business and affairs of the Company shall be subject to the delegation of authority to the Committee contained in this Agreement.

2.   Compensation.

     (a) Base Pool. The Base Pool for any calendar year shall be an amount equal to Base Earnings less Contribution plus the Bonus Pool for the prior calendar year; provided that for the year 2000, the Base Pool shall not be less than the Base Pool for the year 1999 (without regard to any adjustment specified in paragraph 2(e) hereof). "Base Earnings" means $________, /1/ as adjusted pursuant to paragraphs 3(b) and (c). "Contribution" means $ _________, as adjusted pursuant to paragraph 3(c).

     (b) Payments of Base Pool. At or about the beginning of each annual period, the Committee shall determine a base salary for each Participant for such period. Such base salary may be changed at any time and from time to time by the Committee. Changes in base salary that are inconsistent with the Company's prior practice shall be subject to the review and approval of CenterPoint, which approval shall not be unreasonably withheld. In no event shall the aggregate of all Participants' base salaries and Indirect Costs exceed 75% (85% for 1999 and 2000) of the Base Pool. The Company shall pay to each Participant the base salary in substantially equal installments twice monthly or at such other time or times as may be determined by the Company. The Company shall have the right to deduct any federal, state or local taxes required by law to be withheld with respect to any payment hereunder and pay the applicable amounts to the appropriate taxing authority.

     (c) Bonus Pool. The Bonus Pool for any calendar year shall be an amount equal to (x) the Unpaid Base Amount plus (y) the Earned Bonus Amount. The "Unpaid Base Amount" for any year means the amount of Base Earnings for such year less the amount of Contribution for such year less the amount of base salaries and Indirect Costs paid from the Base Pool for such year. The "Earned Bonus Amount" for any year means 60% of the number that results from subtracting
(x) the amount of Base Earnings for such year from (y) the amount of actual Operating Earnings for such year.

-----------------
     /1/An estimated amount of Operating Earnings for the Company for the four calendar quarters ended prior to closing, including agreed upon add-backs. Following the closing, CenterPoint's accountants will calculate the actual amount of Operating Earnings for such period (including agreed upon add-backs) and Base Earnings shall be such actual amount.

     (d)  Calculation and Payment of Bonus Pool.

          (i) Within 60 days after the end of each calendar year, the Company shall calculate the amount of the Bonus Pool with respect to the preceding calendar year and submit such calculation to CenterPoint for review. CenterPoint shall have 30 days to review and approve such calculation. After the determination and review of the Bonus Pool, the Committee shall determine the incremental compensation ("Bonus") payable to each Participant. The aggregate of all Bonus payments shall not exceed the amount of the Bonus Pool. Within 10 days after the determination of the Bonus payment, the Company shall pay to each recipient the Bonus established with respect to such period; provided that the Company shall have the right to deduct from all such payments any federal, state or local taxes required by law to be withheld with respect to such payment and pay the applicable amounts to the appropriate taxing authority.

          (ii) If the Bonus Pool is a negative number, the Company shall not pay any Bonus with respect to such year and at the option of the Committee (i) the Company shall deduct an amount of such deficiency determined by the Committee from the next succeeding payment(s) owing to such Participant or (ii) each Participant shall promptly refund to the Company such amount as determined by the Committee. A person who ceases to be a Participant will continue to be liable for any payment for such year under this subparagraph.

     (e) Adjustment for calendar year 1999. For purposes of all calculations and payments with respect to the calendar year 1999, all amounts shall be adjusted based on the seasonality percentages set forth on Exhibit B attached hereto. For example, if this Agreement becomes effective at the end of the first quarter of 1999, then Base Earnings and Contribution for 1999 will be 100 minus the applicable cumulative percent as shown on Exhibit B of the amount calculated for the calendar year 1999. If this Agreement becomes effective at any time other than the end of a calendar quarter, the applicable percentage shall be an interpolation of the amounts shown on Exhibit B based on the days elapsed between the two calendar quarters. The amount of Operating Earnings for 1999 shall be determined for the period from the date hereof to and including December 31, 1999.

3.   Participants.

     (a) The initial Participants are listed on Exhibit A hereto. Subject to the approval of CenterPoint, which approval shall not be unreasonably withheld or delayed, the Committee, on behalf of the Company, may designate additional Participants from time to time. No person shall become a Participant unless such person agrees in writing to be subject to and bound by all of the terms, conditions and restrictions of this Agreement by signing an Instrument of Accession substantially in the form of Exhibit C hereto. A person shall cease to be a Participant at such time as determined by the Committee.

     (b) For any person who initially becomes a Participant after being an employee of the Company, effective as of the time such person becomes a Participant, the amount of Base Earnings for such year shall be adjusted by adding the salary, bonus and Indirect Costs associated with such person paid or payable with respect to the portion of the prior calendar year that corresponds to the portion of the then current calendar year that such person will be a Participant. Effective for the next calendar year, the amount of Base Earnings shall be readjusted by subtracting the preceding adjustment and adding the salary, bonus and Indirect Costs associated with such person paid or payable with respect to the calendar year prior to the year such person initially became a Participant.

     (c) For any person who initially becomes a Participant as a result of an acquisition of any professional services practice, effective as of the time such person becomes a Participant, the amount of Base Earnings and Contribution shall be adjusted as approved by the Committee and CenterPoint, which adjustments shall reflect the amount of expected margin contributed by such acquisition as determined by the terms of such acquisition, including as expenses any compensation to any parties who become Participants in connection with such acquisition and any overhead allocation and return on invested capital allocation with respect thereto.

4.   Restrictive Covenants.

     (a) If, during the period ending with the second anniversary of the day any Participant ceases to be employed by the Company (the "Restrictive Period"), such Participant,

directly or indirectly, whether individually or as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant or advisor to or of any entity, or in any other capacity, engages, participates or invests in any business that renders services similar to the business conducted by CenterPoint and its subsidiaries to any person or entity that was a client of CenterPoint and its subsidiaries (including the Company) at or within one year of the earlier of such Participant's termination of employment or such engagement, participation or investment, such Participant agrees to pay to the Company 125% of the greater of

     (i) the average annual fees charged by CenterPoint and its subsidiaries to any such client for the prior three year period (or the average annualized fees for the time such clients were served by CenterPoint and its subsidiaries if less than three years) or

     (ii) the fees charged by CenterPoint and its subsidiaries to any such client during the most recent 12 month period;

provided, however, that nothing contained herein shall prevent Participant from investing in up to 1% of the outstanding stock of any such business that is publicly-traded and listed on a recognized national, international or regional securities exchange or traded in the U.S. over-the-counter market, but only if Participant is not actively involved in, and does not render consulting services to, such business.

Such amount is payable within 10 days after receipt by Participant of notice from the Company that any amount is due to the Company. Any unpaid amount shall bear interest at the rate of two percent over the highest "prime rate" of interest reported by The Wall Street Journal on the date of such notice.

     (b) If during the Restrictive Period, such Participant solicits for employment or engagement, or influences or induces to leave the employment, or knowingly causes to be employed or engaged, any employee of, or person engaged by, CenterPoint or any of its subsidiaries, such Participant agrees to pay the Company an amount equal to 50% of the greater of such person's total cash compensation for the (i) 12 month period ending prior to, or (ii) if known, the 12 month period ending after, such person's termination of employment with CenterPoint or its subsidiaries. Such amount is payable within 10 days after receipt by Participant of notice from the Company that any amount is due to the Company. Any unpaid amount shall bear interest at the rate of two percent over the highest "prime rate" of interest reported by The Wall Street Journal on the date of such notice.

     (c) During the Restrictive Period, such Participant shall not knowingly enter into, or call upon or request non-public information for the purpose of entering into, a merger, consolidation, purchase of a material equity interest or material assets, tender offer, recapitalization, accumulation of equity, proxy solicitation or other business combination (an "Acquisition Transaction") with any entity with respect to which CenterPoint or any of its subsidiaries has made an offer or proposal for, or entered into discussions or negotiations for, or evaluated with the intent of making a proposal for, an Acquisition Transaction, within the prior six-month period.

     (d) Participant acknowledges and agrees that the covenants set forth in this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's and CenterPoint's goodwill and business interests, that irreparable injury will result to the Company if Participant breaches any of the terms of said Restrictive Covenants, and that in the event Participant breaches or threatens to breach any such Restrictive Covenants, the Company will have no adequate remedy at law. Participant accordingly agrees that in the event Participant breaches or threatens to breach any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or the threat of such a breach by Participant, including the recovery of any damages which it is able to prove. If any court of competent jurisdiction shall at any time deem the Restrictive Covenants to be unreasonable, the other provisions of this Agreement shall nevertheless stand, the Restrictive Covenants shall be deemed to be amended as may be considered reasonable by such court, and as so amended shall be enforced.

     (e) The Restrictive Covenants set forth in this paragraph 4 shall not apply to any Participant who ceases to be employed by the Company if CenterPoint fails to make funds available to the Company such that the Company fails to make any payment of the Base Pool or Bonus Pool that is required to be made pursuant to the terms of this Agreement and such failure continues for a period of 30 days after CenterPoint's receipt of notice of such failure from such Participant (a "Default"). If a Participant ceases to be employed by the Company following a Default, CenterPoint agrees that it will not seek to enforce against such Participant the covenants contained in Section 13.1 (a) through (c) of the Merger Agreement.

5. Intellectual Property Rights. Participant will promptly communicate, disclose and transfer to the Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any reasonable action at any time deemed reasonably necessary by the Company to further establish such transfer) all of Participant's right, title and interest in and to all ideas, discoveries, inventions and improvements relating to the Company's business created, originated, developed or conceived of by Participant solely or jointly with others during the term of Participant's employment with the Company, whether or not during normal working hours. Participant agrees that all right, title and interest in and to all such ideas, discoveries, inventions and improvements shall belong solely to the Company, whether or not they are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. Participant agrees that all work or other material containing or reflecting any such ideas, discoveries, inventions or improvements shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C.(S)101. Such transfer shall include all patent rights, copyrights, trademark and service mark rights, and trade secret rights (if any) to such ideas, discoveries, inventions and improvements in the United States and in all other countries. Participant further agrees, at the expense of the Company, to take all such reasonable actions and to execute and deliver all such assignments and other lawful papers relating to any aspect of the prosecution of such rights in the United States and all other countries as the Company may request at any time during the period that Participant is employed with the Company or after termination thereof.

6. Confidential Information. Other than in the performance of his or her duties as an employee of the Company, during the Restrictive Period and thereafter, Participant shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, directly or indirectly furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any information relating to the business or affairs of CenterPoint and its subsidiaries ("Confidential Information"), including, but not limited to, information relating to financial statements, employees, clients, suppliers, pricing, marketing, equipment, programs, strategies, analyses, profit margins, or other proprietary information of or used by CenterPoint or its subsidiaries in connection with the business conducted by each of them; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Participant. Participant acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and CenterPoint.

7. Return of Company Materials Upon Termination. Participant acknowledges that all price lists, sales manuals, catalogs, binders, forms, policies, training materials, client lists and other client information, supplier lists and other supplier information, financial information, memoranda, correspondence and other records or documents including information stored on computer disks or in computer readable form, containing Confidential Information prepared by Participant or coming into Participant's possession by virtue of Participant's employment by the Company is and shall remain the property of the Company and that upon termination of Participant's employment with the Company, Participant shall return immediately to the Company all such items, together with all copies thereof, in Participant's possession.

8.   Definitions.

     (a) "Committee" means the committee determined pursuant to the agreement dated as of ____________, 1999, as amended, among the Participants.

     (b) "Indirect Costs" means all costs paid by the Company with respect to any person's employment, including FICA and Medicare taxes, medical, life and disability insurance, contributions to defined benefit or defined contribution plans, personal use of automobiles and airplanes, social and athletic clubs, personal use of business clubs, and other similar fringe or personal benefits, policies, programs or arrangements, but excluding appropriate travel and entertainment expenses for the promotion of the Company's business incurred by Participants that may be reimbursed in accordance with the Company's policies and procedures in effect from time to time.

     (c) "Operating Earnings" means, for any period, the sum of:

(i) the net income (or loss) of the Company and its consolidated subsidiaries, excluding:

 . provisions for income taxes,

 . interest expense other than as related to capital leases, which capital leases shall be treated as if they were operating leases for purposes of the calculation of Operating Earnings,

 . depreciation expense except to the extent such expense exceeds the amount of depreciation expense reflected in the calculation of Base Earnings,

 . any amortization of excess purchase price and any other expenses resulting directly from payment of the consideration associated with the transaction contemplated by the Merger Agreement,

 . any extraordinary items,

 . the income (or loss) of any Person in which any other Person (other than the Company or its consolidated subsidiaries) has a joint interest except to the extent of the amount of dividends or other distributions actually paid to the Company or its consolidated subsidiaries by such Person during such period,

 . any CenterPoint corporate allocations other than (i) for the expenses incurred by CenterPoint for business functions that were formerly conducted by the Company in an amount initially not to exceed the amount of expenses of such functions then incurred by the Company and (ii) as determined by CenterPoint's Board of Directors (which determination may otherwise increase or decrease the amount of Operating Earnings) in connection with any change to employee benefits and policies affecting all of the Founding Companies (as such term is defined in the Merger Agreement) whereby any Founding Company suffers a net incremental expense adversely affecting net income without receiving a corresponding increase in the benefits provided,

 . expenses in connection with any acquisition of a professional services practice completed prior to the transaction contemplated by the Merger Agreement,

 . the base salary, Bonus and Indirect Costs of any Participant, and less

(ii) if there is a Deficiency, the amount resulting from multiplying the Deficiency by the rate of interest payable at the end of the calendar year by CenterPoint on its senior unsecured debt or, if CenterPoint does not have senior unsecured debt outstanding, then the highest "prime rate" of interest reported by The Wall Street Journal at the end of the calendar year plus 200 basis points. A "Deficiency" is the negative number, if any, resulting from subtracting (i) the product of Base DSO times Average Daily Revenue for the period for which any Deficiency is being determined from (ii) the sum of the Company's net accounts receivable and net work-in-process at the end of such period. "Average Daily Revenue" means, for any period, the amount of net revenue of the Company during such period divided by the number of days in such period. "DSO" means (i) the sum of the Company's net accounts receivable and net work-in-process at the end of any period divided by (ii) Average Daily Revenue for such period. "Base DSO" means the average amount of DSO determined for the Professional Services Firms with respect to the period in which any Deficiency is being determined or, for all periods ending prior to the fourth anniversary hereof, the amount of DSO for the Company determined for the 1998 calendar year, if greater.

     Except as specifically provided to the contrary, all amounts shall be determined in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or their respective successors, consistently applied and maintained throughout the periods indicated.

     (d) "Person" means any natural person, corporation, partnership, limited liability company or other business structure as a separate legal entity.

     (e) "Professional Services Firms" means Berry, Dunn, McNeil & Parker, Follmer, Rudzewicz & Co., Grace & Company, Holthouse, Carlin & Van Trigt, Mann Frankfort Stein & Lipp, Reznick Fedder & Silverman, Simione, Scillia, Larrow & Dowling and Urbach Kahn & Werlin.

     (f) "Pro Rata Share" with respect to any Participant means the percentage amount that such Participant's base salary for the applicable period and Bonus for the preceding period bears to the sum of all Participants' base salaries and Bonuses for such periods.

9.   Miscellaneous.

     (a) This Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of Illinois.

     (b) This Agreement does not create any partnership, joint venture or fiduciary relationship of any kind between any Participant and the Company. This Agreement shall not be deemed to limit in any way the Company's rights or powers with respect to its operations, funding, sale or closure, or obligate the Company in any way with respect to the funding or continuation of its operations. This Agreement shall not be deemed to create a contract of employment between the Company and any Participant and shall create no right in any Participant to continue in the Company's employ for any specific period of time.

     (c) The rights of a Participant or any person claiming through a Participant are solely those of an unsecured general creditor of the Company and the Company's obligation shall be an unfunded and unsecured promise to pay. No Participant or any other person has any rights, interests or prior claims whatsoever in the Company's assets. The Company's obligations under this Agreement will be satisfied from the general assets of the Company, and any asset that may be used or acquired by the Company shall not be deemed to be held under any trust or escrow for the benefit of the Participants, nor shall it be considered security for the performance of the Company's obligations.

     (d) This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings and agreements between the parties relating to its subject matter. This Agreement shall not confer any rights or remedies upon any person other than the parties and their permitted assigns.

     (e) No Participant may directly or indirectly transfer, assign, convey, sell, encumber or in any way alienate ("Transfer") any interest in this Agreement. To the fullest extent permitted by law, Transfers in violation of this paragraph shall be null and void ab initio.

     (f) To the extent permitted by applicable law, the Company shall have the right to offset amounts owed to any Participant pursuant to this Agreement by any Losses for which CenterPoint or the Company is entitled to indemnification under the Merger Agreement.

     (g) This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed by CenterPoint, the Company and Participants whose aggregate Pro Rata Share for the then current calendar year is at least ____% of the sum of all Participants' base salaries for such period and Bonuses for the prior period. This Agreement may also be modified, altered, supplemented or amended in a manner that affects all Professional Services Firms in the same manner pursuant to a written instrument executed by CenterPoint and the Company and upon the affirmative vote of (i) all representatives of Professional Services Firms if such action is to be effective prior to the third anniversary of the date hereof, (ii) at least 75% of the representatives of Professional Services Firms if such action is to be effective after the third anniversary of the date hereof. A representative of a Professional Services Firms shall be the person designated by such entity to serve as a director of CenterPoint or if no such person is designated, then a person designated by the Committee. Any modification, alteration, supplement or amendment in accordance with the provisions hereof shall be effective with respect to all Participants.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                           CENTERPOINT ADVISORS, INC.


                           By:_____________________________________
                           Its:____________________________________


                           [FOUNDER/CENTERPOINT, INC.]



                           By:_____________________________________
                           Its:____________________________________


                           [PARTICIPANTS]

                                                                       EXHIBIT A

                                  Participants
                                  ------------

                                                                       EXHIBIT C

                            Instrument of Accession
                            -----------------------

     The undersigned, in connection with becoming a Participant under the Incentive Compensation Agreement dated as of _____, 1999 by and among [Founder/CenterPoint Advisors, Inc.] (the "Company") and the other parties thereto (as amended, the "Agreement"), hereby agrees to become subject to and bound by all of the terms, conditions and restrictions of the Agreement. This instrument shall take effect and shall become an integral part of the Agreement immediately upon execution and delivery to the Company.

     IN WITNESS WHEREOF, this instrument has been duly executed by the undersigned.

Dated:________________________

                                    ________________________________________
                                    Printed Name:___________________________